Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Horace Mann Educators Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-223627), Form S-4 (No. 333-223628) and Form S-8 (No. 33-47066, No. 33-45152, No. 333-16473, No. 333-74686, No. 333-98917, No. 333-171384 and No. 333-185231), of our reports dated February 27, 2024, with respect to the consolidated financial statements (and financial statement schedules I to IV) of Horace Mann Educators Corporation and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Chicago, Illinois
February 27, 2024